Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

San Diego Gas & Electric Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities	Rule 457(o)	—	—	—	—	—	—	—	—	—

	Debt	First Mortgage Bonds	Rule 457(o)	—	—	—	—	—	—	—	—	—

	Equity	Preferred Stock, without par value	Rule 457(o)	—	—	—	—	—	—	—	—	—

	Unallocated (Universal) Shelf	(1)	Rule 457(o)	$4,450,000,000	N/A	$4,450,000,000	0.0001102	$490,390	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Debt	Senior Debt Securities	Rule 415(a)(6)	—	—	—	—	—	—	—	—	—

	Debt	First Mortgage Bonds	Rule 415(a)(6)	—	—	—	—	—	—	—	—	—

	Equity	Preferred Stock, without par value	Rule 415(a)(6)	—	—	—	—	—	—	—	—	—

	Unallocated (Universal) Shelf	(1)	Rule 415(a)(6)	$150,000,000	N/A	$150,000,000	0.0001298	—	S-3	333-239178	June 26, 2020	$19,470

	Total Offering Amounts					$4,600,000,000(3)

	Total Fees Previously Paid					$402,230(3)

	Total Fee Offsets					—

	Net Fee Due					$88,160

(1)

An unspecified principal amount or number of senior debt securities, first mortgage bonds and shares of preferred stock, without par value (collectively, the “Offered Securities”), at unspecified prices.

(2)

Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”). In United States dollars or the equivalent thereof in any other currency, composite currency or currency unit as shall result in a maximum aggregate initial offering price for all Offered Securities not to exceed $4,600,000,000.

(3)

The $4,600,000,000 of securities registered pursuant to this registration statement includes $150,000,000 of securities (the “Unsold Securities”) registered by San Diego Gas & Electric Company pursuant to Registration Statement No. 333-239178, which was initially filed on June 15, 2020 and declared effective on June 26, 2020, pursuant to which a filing fee of $19,470 was paid for the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid for the Unsold Securities will continue to be applied to the Unsold Securities. A total filing fee of $490,390 is owed in connection with the $4,450,000,000 of new securities registered hereunder, $402,230 of which was previously paid and $88,160 of which is paid herewith.